Exhibit 99.2
CORPORATE PARTICIPANTS
Jeff Ornstein
Superior Industries — CFO
Steven Borick
Superior Industries — President, COO
CONFERENCE CALL PARTICIPANTS
Rob Hinchliffe
UBS — Analyst
Brandon Ferrell
KeyBanc Capital Markets — Analyst
Steve Riccio
Landmark Capital — Analyst
Adam McNamara
Entrust Capital — Analyst
PRESENTATION

Operator
Welcome to the Superior Industries fourth quarter earnings teleconference.
At this time I would like to turn the conference over to Jeff Ornstein. Please go ahead.

Jeff Ornstein - Superior Industries — CFO
Thanks very much. Good morning and good afternoon to those from the East Coast. Any comments made in this webcast are subject to the Safe Harbor for forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are of particular significance at this time relate to global competitive pricing, schedule, volatility, and potential decline and production of cars and light trucks, and the successful completion of our strategic and operating plans. Please refer to the Company’s 10-K for a complete write-up in this area.
This morning Superior reported a loss of $0.17 for the fourth quarter 2006 and a loss of $0.36 for the entire year from continuing operations. As you are aware, there were several and significant nonrecurring and unusual factors that I want to call to your attention items that impacted our 2006 financial performance. These include the start-up of our third plant in Chihuahua, Mexico, for the quarter we incurred start-up expenses of $3.3 million and start-up expenses of $11 million for the entire year. I am extremely pleased to report that we are currently in production at the plant, which was designed and built to manufacture increasingly popular large 18 to 22 inch aluminum wheel sizes.
During the fourth quarter we did struggle with start-up issues, particularly in the finishing system area. We continue to work through these issues as we ramp up production. Start-up problems have lengthened our ramp-up timelines and this has required us to adjust schedules in loading in all our plants to support production demand. In 2006, we announced the downsizing of Van Nuys, closure of our chrome plating operations in Fayetteville, Arkansas, and the closure of our Johnson City, Tennessee plant. Charges relating to these restructuring actions as well as charges relating to first-time accounting rules for stock-based compensation expense amounted to $2 million in the quarter and $11.1 million for the 2006 full year. For your information, the chrome facility ceased operations in August of ‘06 and Johnson City had cast its last wheel last week. Without these one-time expenses and using a normalized tax rate of 36%, the Company would have reported earnings of $0.03 and $0.24 for the fourth quarter and year 2006 respectively.
The quarter results were also impacted by a 9.3% decline in unit shipments, suffered as a result of production cutbacks on many key vehicle lines, including Ford’s F Series, Explorer, Jeep Grand Cherokee, and Dodge Durango, and GMT 900s SUV, Avalanche, and Hummer. On a positive note, most international shipments were up. For the year, our market share breakdown was 15% international, 16%, DaimlerChrysler; 33%, Ford; with GM coming in at 36%. Clearly our dependence on GM and Ford has lessened somewhat with international customers at a record 15%, jumping from 11% in ‘05. However, most of our top ten models are still being supplied through the Detroit-based big three.
In addition, the fourth quarter of ‘06 was impacted by unusual quality and manufacturing issues at two of our U.S. plants. In part, as a result of the plant loading challenges, exacerbated by the ramp-up issues in Mexico. These issues did require additional expenditures in the quarter. We are currently in the process of resolving these issues.
Achieving sustainable, optimized manufacturing and performance remains a key objective for the Company, especially in our remaining U.S. plants. In December 2006, Superior appointed Ken Stakas as the role of Senior Vice President of Manufacturing. Ken’s objective is simple. Make sure U.S. plant’s are as cost effective as possible, while controlling costs in Mexico, as we expand production in this key geographic location. Since Ken’s appointment, we have brought in new plant management and are restructuring specific plant organizations to achieve improved performance going forward. As we have previously discussed, Superior continues to evaluate and consider manufacturing footprint opportunities in various low-cost regions. We will report on these opportunities as the year progresses.
Reflecting on our 2006 performance, it is clear that Superior took the actions necessary to position this company properly to effectively compete in a global industry with unprecedented pricing pressures. Rationalizing businesses such as chrome and the aluminum components division rationalizing capacity in high cost areas and adding capacity in cost effective areas, such as Mexico, are all clear actions taken to ensure our viability for the future.
Looking forward, the first quarter of ‘07 is expected to have increased sales, primarily due to new program launches. Unfortunately, these programs have required extra efforts to start up and launch. The delayed timing of our new Mexican plant and the quality production issues in our U.S. plants previously mentioned continue to strain our operations. Moreover, we are incurring costs associated with, and to wind down our Johnson City plant. In addition, Johnson City is operating at an operating loss caused by low volumes as it transitions wheels to the other plants. Accordingly, we are currently projecting a loss in the first quarter. We do remain confident, however, that the actions taken in ‘06 will result in a sustainable, viable, and profitable enterprise for the future. The executive team, led by Steve Borick, is focused on making this a reality in the future.
Before reviewing the detailed financial results, I want to disclose that these results are unaudited. As you are aware, two shareholder derivative lawsuits were filed based on allegations concerning some of the company’s past stock option grants. Accordingly, the Company conducted an investigation and certain immaterial adjustments that have not been finalized will be required to the shareholder’s equity section of our balance sheet in accordance with an accounting rule, SAB 108. Let me review some of the detail numbers for you.
Our OEM wheel sales were $212.169 million for the quarter, compared to $205.901 million a year ago, up 3%. However, for the quarter, our shipments were down 9.3%. As you know, that reflects the additional pricing of aluminum that was passed through to our customers. For the year, our sales came in at $789.862 million compared to $804.161 million, down a little under 2%. Our loss, as I mentioned from continuing operations of $0.17 for the quarter or $4.446 million compares to a profit of $2.282 million, or $0.09 a year ago. For the year we come in at $9.578 million, or $0.36 and a year ago at $20.750 million. This year, loss was $0.36 compared to a $0.78 profit a year ago.
As I mentioned, our units shipped for the year — for the quarter came in at 9.3% and 11.9% down for the year, both down. The North American production for the quarter as compared to our 9.3 down shipments was down about 8%. As I look at Ford and GM, Ford was down almost 24%, GM down 12%. It really accounts for our down 9% and for the year we were down 11.9%, with total production down 3.4%. However, again, as I look at Ford and GM, they’re much more comparable to our numbers.
Our shareholder’s equity was $558.447 million compared to $578.148 million. Our current ratio is at a strong 3.1 to 1, slightly down from 3.3 to 1 a year ago. Again, no long-term debt in any period. Weighted average shares for the quarter were 26.610 million compared to 26.612 million. Our year numbers were 26.610 million, compared to 26.620 million. And our actual number of shares outstanding 26,610,191 precisely the same as year ago. Depreciation and amortization for the quarter was $9.9 million compared to $13.5 million a year ago. Our year was $39.1 million compared to $46.5 million a year ago, reflecting quite a few of the impairment asset write-downs that we had taken. Our projection for next year is between $42 and $45 million, as our new Mexican plant depreciation sets in.
Our capital expenditures for the quarter were $6.2 million, ending the year at $73.062 million compared to $100.800 million a year ago, and we project for ‘07, about $40 million. Which will include about $20 million to finish up the Mexican plant and another $20 million of ongoing capital required. Interest income for the year, $5.5 million compared to $5.3 million. Our joint venture in Hungary recorded a profit for the year of $4.9, not quite $5.0 million compared to $5.2 million as they continue to suffer from the pricing pressures in Europe.
Finally, our cash is at a comfortable $78 million compared to $107 million and this is good news for the company as our large Mexican expenditures come winding down. Taking a look at our balance sheet numbers, again subject to small reclasses with the final 10-K, but close enough that we can discuss them, cash and short-term investments are $78 million, accounts receivable at $138.6 million, inventories at $118.7; other current assets at $11.2 million, total current assets of $346.6 million, property, plant, and equipment, $310 million; investments and other assets, $55 million; for total assets of $712 million; accounts payable at $61 million, accrued expenses and taxes of $52.1; total current liabilities of $113.1; deferred income taxes and retirement liabilities of $40.5 million; shareholder’s equity of $558.4 million; total liabilities and equity of $712; and our working capital coming in at a strong $233 million. At this point I would be happy to have the moderator ask for your questions.
QUESTION AND ANSWER

Operator
Very good. [OPERATOR INSTRUCTIONS] Our first question will come from Rob Hinchliffe with UBS.

Rob Hinchliffe - UBS — Analyst
Thanks. Hi Jeff.

Jeff Ornstein - Superior Industries — CFO
Hi, Rob.

Rob Hinchliffe - UBS — Analyst
A couple of questions. You talked a bit about Mexico there and how the ramp up schedule is likely to be delayed. Can you give a little more color there? I think the finishing problem you also mentioned on the last conference call too. What kind of problem are we talking about and what kind of volume do you think you can get out of this new plant in ‘07?

Jeff Ornstein - Superior Industries — CFO
Let me turn this over to Steve, but as we’ve announced previously, we’re shooting for an initial volume of $2.5 million annually to $3 million annually. Why don’t I let Steve comment on the specifics of exactly where we are at the plant. He was just there.

Steve Borick - Superior Industries — President, COO
Good morning, Steve Borick here. First, the Mexico plant is operating and we are in full operations of approximately 20- 25,000 wheels a week. We will continue to ramp and by the end of the second quarter, we’ll be in the 30,000 plus per week range. The problems we’ve been having with the finishing line are slowly behind us. We still have issues that need to be addressed. The rest of the plant is operating in full function. We’re continuing to add additional capital equipment to bring the plant up ultimately to what I would consider ultimately 3 million plus wheels a year. I would anticipate, depending on order load that we’ll in the 40,000 to 45,000 per week range by the end of the year. There is additional automation still going into the plant and on that part of the plant, we should be operational with additional automation by the third quarter. I’m down there every month, I’m very pleased with what I’m seeing. The quality of the product is exceptional and as typical, when you’re building this kind of a facility, there always are going to be problems. The anticipated problems were a little bit more lengthy, but I’m confident that we’re getting them behind us.

Rob Hinchliffe - UBS — Analyst
Thanks, Steven. Then one follow-up. Jeff, you also mentioned, as always, you’re looking at other low-cost countries for potential new plants. Can you talk about — do you see a need over the next 12- 24 months to close additional plants in the U.S.?

Steve Borick - Superior Industries — President, COO
Based on our new Senior VP of manufacturing, Ken Stakas, and some of the additional management that we’re putting into the plant, I’ve taken a very strong position and accountability at a much higher level and the right people in the right place and we’ll continue to make significant changes in management to make sure that that takes place. Saying that, we recognize that our U.S. operations are very difficult to bring significant profitability to the Company at today’s prices.
We also know, and interestingly you’ll read an article in the Wall Street Journal front page today, we’ve done significant pushback on any additional price reductions, and we recognize that the OEMs are at a point where they recognize there is no more room left for this continued price pressure. On that basis, I don’t anticipate any further reductions in our U.S. plants, the potential of outside the U.S. plants continues to intrigue me in certain parts of the world and I will say that unless there is an opportunity for an acquisition that makes sense, China is not one of them today. There are other places, in fact, I have a team of people across the ocean in a certain part of the world today working with a strong worldwide global company that’s not necessarily in the wheel business, but does have a desire to get into it. So we’re going to continue to look. We know that the core business is still a significant opportunity for our future, and we also recognize that we need to look at other opportunities going forward for long-term growth of this company.

Rob Hinchliffe - UBS — Analyst
Okay, thanks a lot.

Operator
Our next question is from Brett Hoselton with KeyBanc Capital Markets.

Brandon Ferrell - KeyBanc Capital Markets — Analyst
Hey, guys. This is Brandon Ferrell for Brett. Jeff, I had a question regarding some of the Amcast business that started to come online. I think in the fourth quarter, I think it was 400,000 to 500,000 units annually. Did you start to witness any benefit from that or did you ramp up on that to the full extent in the fourth quarter or what will volumes look like on that going forward?

Jeff Ornstein - Superior Industries — CFO
As I mentioned the first quarter has increased volumes, so you’ll see the benefit of that mostly in the first quarter.

Brandon Ferrell - KeyBanc Capital Markets — Analyst
Basically we should assume that not much of that fell in fourth quarter ‘06?

Jeff Ornstein - Superior Industries — CFO
That’s correct.

Brandon Ferrell - KeyBanc Capital Markets — Analyst
Okay. Regarding some of the restructuring expenses in ‘06, somewhat minimal with regards to some of the stuff that you’re doing in manufacturing. You said you’re not going to probably close any plants in the U.S. going forward. Anything else we should think about with respect to restructuring in ‘07?

Jeff Ornstein - Superior Industries — CFO
Let me just clarify something, because going back not too many years companies would restructure and they would provide an accrual, which essentially accounted for all of the expenses going forward of a restructure. Today, that’s no longer done. So, for example, a good example in Johnson City, we took a big write-off. That write-off was primarily the asset values that we could realize from those assets. The remaining restructuring expenses fall in the period in which they’re incurred. So to the extent that we’re operating Johnson City, for example, with a fixed cost of 1.5 million wheels and they are only operating at 0.5 million wheels, that fixed cost absorption loss is recorded in the current period, along with the severance charges, along with the — any other charges you’re incurring to get the plant ready to clean it out, et cetera.
So restructuring is an important part of Superior’s results today. I don’t know that Steve said we’re not going to shut down a U.S. plant ever. I think what he said was we’re working hard to see what we can do with them given the new management and some of the new procedures, but that’s all we’ll comment at this time.

Brandon Ferrell - KeyBanc Capital Markets — Analyst
Okay. And then just the tax rate in ‘07?

Jeff Ornstein - Superior Industries — CFO
There’s no projection of tax rates ever again as far as you analysts are concerned. I’m sure you’re having that difficulty with all companies. Taxes are no longer predictable. The calculations are done discretely every quarter and certain rules now affect a quarterly tax rate, that I got to tell you, and I think I’m a pretty good tax accountant, but you cannot predict annualized tax rates nor quarterly tax rates on any predictable base going forward.

Brandon Ferrell - KeyBanc Capital Markets — Analyst
Okay. Then back to the Van Nuys facility, if in fact that were to close, where would that volume presumably go?

Jeff Ornstein - Superior Industries — CFO
Well, again, as you know, we close facilities all the time and depending on the total volumes, it gets absorbed throughout our system. We’re in the middle of building a brand new plant that’s operating at about 20% of what it can ultimately do. There’s plenty of opportunity in the Company to fill capacity throughout the Company.

Brandon Ferrell - KeyBanc Capital Markets — Analyst
Okay. Thank you.

Jeff Ornstein - Superior Industries — CFO
You’re welcome.

Operator
[OPERATOR INSTRUCTIONS] We’ll next move to Steve Riccio with Landmark Capital.

Steve Riccio - Landmark Capital — Analyst
Hey, guys. I just want to clarify a couple things. First off, you did say earlier in the call that absent or excluding the one-time charges fourth quarter earnings would have been about $0.03 on the plus side?

Jeff Ornstein - Superior Industries — CFO
Correct.

Steve Riccio - Landmark Capital — Analyst
Okay. And in the wording for the 10-K, and I guess you kind of hit on this, I just want to make sure I heard this correctly that you anticipate an immaterial adjustment due to sort of the option probe; is that right?

Jeff Ornstein - Superior Industries — CFO
That’s correct.

Steve Riccio - Landmark Capital — Analyst
Okay. One question regarding first quarter. I guess you more or less are expecting, you said, an up tick in sales; is that right, is that year-over-year or sequentially?

Jeff Ornstein - Superior Industries — CFO
Year-over-year we will have an up tick in sales, that’s correct?

Steve Riccio - Landmark Capital — Analyst
Okay, year-over-year. Can you possibly give us some type of broad range of potentially what you think the start-up costs are going to be for the first quarter? Because obviously with an up tick in sales and you’re projecting somewhat of a loss in the first quarter, just trying to get a sense as to what the start-up costs could potentially be?

Jeff Ornstein - Superior Industries — CFO
It’s very difficult to predict and it’s not something we’re giving a forecast of.

Steve Riccio - Landmark Capital — Analyst
Okay. All right, guys. Thanks a lot.

Jeff Ornstein - Superior Industries — CFO
Thank you.

Operator
Your next question is from Adam McNamara with Entrust Capital.

Adam McNamara - Entrust Capital — Analyst
Just a couple of questions. The first is, is there any cash or cash equivalents in that long-term asset number that you gave us before? Or does $78 million encompass all cash and what we would consider liquid investments?

Jeff Ornstein - Superior Industries — CFO
$78 million is liquid investments, that’s correct.

Adam McNamara - Entrust Capital — Analyst
Okay, terrific. Can you give us any help thinking about the SG&A for 2007? The number, I guess, jumped up a little bit from ‘05 to ‘06 and clearly there was maybe some one-timers in there. What’s a good way to think about that SG&A line for ‘07?

Jeff Ornstein - Superior Industries — CFO
Well, keep in mind that the compensation expense is one-time when you compare it to ‘05, but it’s continuing.

Adam McNamara - Entrust Capital — Analyst
Right.

Jeff Ornstein - Superior Industries — CFO
So a big portion of that goes into S,G&A. So that’s a permanent increase in our S,G&A. As far as audited and professional fees, I would project that some of that’s going to be continuing. Quite a bit of that is a result of the new Sarbanes-Oxley law, where our auditors’ fees have increased five-fold or so like the rest of Corporate America and the others have to do with the things that Steve is doing to try to beef up and implement our strategy for the future. You need executives to do that. This company has always had a good reputation of tightening its belt when it comes to S,G&A, but I think in order to accomplish certain strategic objectives, particularly as you expand outside the United States of America and as you need tighter controls over your existing U.S. plants, you need to bring on executives. So I would like to leave that kind of open so that Steve has some room to carry out the things that we need to. So it wouldn’t be unreasonable to say around 3%. It would be our new S,G&A level as opposed to an historical 2.5%.

Adam McNamara - Entrust Capital — Analyst
Okay. So that actually sounds like a little higher than the $25 million?

Jeff Ornstein - Superior Industries — CFO
Well, again, we don’t give specific forecasts. I would rather just characterize it the way that I did.

Adam McNamara - Entrust Capital — Analyst
Okay, that’s fine. Did — can you — clearly, as you also intimated in that article, you guys have done a good job saying enough is enough to the big three in terms of taking more hits on pricing. But maybe you can just walk us through where we are. Just philosophically, where can we get margins back to? How do you see this playing out over the next two, three years? What are the real opportunities to get margins back and where do you think you can get them back to?

Jeff Ornstein - Superior Industries — CFO
Well, again, we don’t give out projections, but we know what we can do in Mexico, we know what we can do in our U.S. plants. There are so many things going on right now that make it very difficult to see where we’re going to ultimately be. We clearly have said in the past we will not get back to historical margins. The world has changed, no question about that. Can we be a company that records say 5% after-tax on a regular basis? Absolutely. Can we do better than that? That is very, very difficult to project right now.

Adam McNamara - Entrust Capital — Analyst
Okay, fair enough. And just getting back, just a follow-up. Earlier you had said you expect a loss in the first quarter of ‘07, but volumes should be better than ‘06, and last year in the first quarter, you made a little money. So what can we read into that? I guess what you’re saying is what the underlying operations should be a little bit better, but the magnitude of these start-up costs sort of erode that?

Jeff Ornstein - Superior Industries — CFO
Right. You had three things I mentioned, one is the start-up costs in Mexico, where you get volume coming out without much profit. Number two, you got volume coming out of Johnson City plant that’s being closed down without much profit, in fact, with a loss. And number three, we’re just cleaning up and working through some of the quality problems and the extra effort put on some of our other plants as a result of Mexico not being ready. So each plant is suffered somewhat by helping out the entire organization to fill the capacity that’s required. So it’s not very efficient right now. But the good news is hopefully these are issues that resolve themselves and we see quite an improvement as the year goes out.

Adam McNamara - Entrust Capital — Analyst
Okay. So just to cuff it a little bit, I guess we’re anywhere from break even to maybe what we lost in the fourth quarter.

Jeff Ornstein - Superior Industries — CFO
There’s no forecast we’re giving, but it’s definitely going to be a loss number.

Adam McNamara - Entrust Capital — Analyst
Okay, thanks a lot.

Operator
With that, there are no further questions. I would like to turn the conference back to Jeff Ornstein for any additional or closing comments.

Jeff Ornstein - Superior Industries — CFO
Thanks very much for your time and have a great day.